UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 7)*

    ICF International, Inc.

(Name of issuer)

    Common Stock, $.001 par value

(Title of class of securities)

    44925C 10 3

(CUSIP number)

    April 6, 2010

(Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 44925C 10 3
1	Names of reporting persons: I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY): Joel R. Jacks
2	Check the appropriate box if a member of a group (see instructions): (a) ☐ (b) ☒
3	SEC use only:
4	Citizenship or place of organization: USA
Number of shares beneficially owned by each reporting person with	5	Sole voting power: 152,455
	6	Shared voting power: 0
	7	Sole dispositive power: 152,455
	8	Shared dispositive power: 0
9	Aggregate amount beneficially owned by each reporting person: 152,455
10	Check if the aggregate amount in Row (9) excludes certain shares (see instructions): ☐
11	Percent of class represented by amount in Row (9): *%
12	Type of reporting person (see instructions): IN

*	Less than 1.0%

CUSIP No. 44925C 10 3
1	Names of reporting persons: I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY): Peter M. Schulte
2	Check the appropriate box if a member of a group (see instructions): (a) ☐ (b) ☒
3	SEC use only:
4	Citizenship or place of organization: USA
Number of shares beneficially owned by each reporting person with	5	Sole voting power: 203,816
	6	Shared voting power: 0
	7	Sole dispositive power: 203,816
	8	Shared dispositive power: 0
9	Aggregate amount beneficially owned by each reporting person: 203,816
10	Check if the aggregate amount in Row (9) excludes certain shares (see instructions): ☐
11	Percent of class represented by amount in Row (9): *%
12	Type of reporting person (see instructions): IN

*	Less than 1.0%

CUSIP No. 44925C 10 3
1	Names of reporting persons: I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY): Daniel Colon, Jr.
2	Check the appropriate box if a member of a group (see instructions): (a) ☐ (b) ☒
3	SEC use only:
4	Citizenship or place of organization: USA
Number of shares beneficially owned by each reporting person with	5	Sole voting power: 3,414
	6	Shared voting power: 0
	7	Sole dispositive power: 3,414
	8	Shared dispositive power: 0
9	Aggregate amount beneficially owned by each reporting person: 3,414
10	Check if the aggregate amount in Row (9) excludes certain shares (see instructions): ☐
11	Percent of class represented by amount in Row (9): *%
12	Type of reporting person (see instructions): IN

*	Less than 1.0%

CUSIP No. 44925C 10 3
1	Names of reporting persons: I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY): Wesley Gaus
2	Check the appropriate box if a member of a group (see instructions): (a) ☐ (b) ☒
3	SEC use only:
4	Citizenship or place of organization: USA
Number of shares beneficially owned by each reporting person with	5	Sole voting power: 17,722
	6	Shared voting power: 0
	7	Sole dispositive power: 17,722
	8	Shared dispositive power: 0
9	Aggregate amount beneficially owned by each reporting person: 17,722
10	Check if the aggregate amount in Row (9) excludes certain shares (see instructions): ☐
11	Percent of class represented by amount in Row (9): *%
12	Type of reporting person (see instructions): IN

*	Less than 1.0%

CUSIP No. 44925C 10 3
1	Names of reporting persons: I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY): CM Equity Partners, L.P.
2	Check the appropriate box if a member of a group (see instructions): (a) ☐ (b) ☒
3	SEC use only:
4	Citizenship or place of organization: USA
Number of shares beneficially owned by each reporting person with	5	Sole voting power: 0
	6	Shared voting power: 0
	7	Sole dispositive power: 0
	8	Shared dispositive power: 0
9	Aggregate amount beneficially owned by each reporting person: 0
10	Check if the aggregate amount in Row (9) excludes certain shares (see instructions): ☐
11	Percent of class represented by amount in Row (9): 0%
12	Type of reporting person (see instructions): PN

CUSIP No. 44925C 10 3
1	Names of reporting persons: I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY): CMEP Co-Investment ICF, L.P.
2	Check the appropriate box if a member of a group (see instructions): (a) ☐ (b) ☒
3	SEC use only:
4	Citizenship or place of organization: USA
Number of shares beneficially owned by each reporting person with	5	Sole voting power: 0
	6	Shared voting power: 0
	7	Sole dispositive power: 0
	8	Shared dispositive power: 0
9	Aggregate amount beneficially owned by each reporting person: 0
10	Check if the aggregate amount in Row (9) excludes certain shares (see instructions): ☐
11	Percent of class represented by amount in Row (9): 0%
12	Type of reporting person (see instructions): PN

CUSIP No. 44925C 10 3
1	Names of reporting persons: I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY): CM Equity Partners II, L.P.
2	Check the appropriate box if a member of a group (see instructions): (a) ☐ (b) ☒
3	SEC use only:
4	Citizenship or place of organization: USA
Number of shares beneficially owned by each reporting person with	5	Sole voting power: 0
	6	Shared voting power: 0
	7	Sole dispositive power: 0
	8	Shared dispositive power: 0
9	Aggregate amount beneficially owned by each reporting person: 0
10	Check if the aggregate amount in Row (9) excludes certain shares (see instructions): ☐
11	Percent of class represented by amount in Row (9): 0%
12	Type of reporting person (see instructions): PN

CUSIP No. 44925C 10 3
1	Names of reporting persons: I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY): CM Equity Partners II Co-Investors, L.P.
2	Check the appropriate box if a member of a group (see instructions): (a) ☐ (b) ☒
3	SEC use only:
4	Citizenship or place of organization: USA
Number of shares beneficially owned by each reporting person with	5	Sole voting power: 0
	6	Shared voting power: 0
	7	Sole dispositive power: 0
	8	Shared dispositive power: 0
9	Aggregate amount beneficially owned by each reporting person: 0
10	Check if the aggregate amount in Row (9) excludes certain shares (see instructions): ☐
11	Percent of class represented by amount in Row (9): 0%
12	Type of reporting person (see instructions): PN

CUSIP No. 44925C 10 3
1	Names of reporting persons: I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY): CMLS GP, L.P.
2	Check the appropriate box if a member of a group (see instructions): (a) ☐ (b) ☒
3	SEC use only:
4	Citizenship or place of organization: USA
Number of shares beneficially owned by each reporting person with	5	Sole voting power: 0
	6	Shared voting power: 0
	7	Sole dispositive power: 0
	8	Shared dispositive power: 0
9	Aggregate amount beneficially owned by each reporting person: 0
10	Check if the aggregate amount in Row (9) excludes certain shares (see instructions): ☐
11	Percent of class represented by amount in Row (9): 0%
12	Type of reporting person (see instructions): PN

CUSIP No. 44925C 10 3
1	Names of reporting persons: I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY): CMLS General Partner, LLC
2	Check the appropriate box if a member of a group (see instructions): (a) ☐ (b) ☒
3	SEC use only:
4	Citizenship or place of organization: USA
Number of shares beneficially owned by each reporting person with	5	Sole voting power: 0
	6	Shared voting power: 0
	7	Sole dispositive power: 0
	8	Shared dispositive power: 0
9	Aggregate amount beneficially owned by each reporting person: 0
10	Check if the aggregate amount in Row (9) excludes certain shares (see instructions): ☐
11	Percent of class represented by amount in Row (9): 0%
12	Type of reporting person (see instructions): PN

CUSIP No. 44925C 10 3
1	Names of reporting persons: I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY): Lynx II GP, L.P.
2	Check the appropriate box if a member of a group (see instructions): (a) ☐ (b) ☒
3	SEC use only:
4	Citizenship or place of organization: USA
Number of shares beneficially owned by each reporting person with	5	Sole voting power: 0
	6	Shared voting power: 0
	7	Sole dispositive power: 0
	8	Shared dispositive power: 0
9	Aggregate amount beneficially owned by each reporting person: 0
10	Check if the aggregate amount in Row (9) excludes certain shares (see instructions): ☐
11	Percent of class represented by amount in Row (9): 0%
12	Type of reporting person (see instructions): PN

CUSIP No. 44925C 10 3
1	Names of reporting persons: I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY): LPE II, LLC
2	Check the appropriate box if a member of a group (see instructions): (a) ☐ (b) ☒
3	SEC use only:
4	Citizenship or place of organization: USA
Number of shares beneficially owned by each reporting person with	5	Sole voting power: 0
	6	Shared voting power: 0
	7	Sole dispositive power: 0
	8	Shared dispositive power: 0
9	Aggregate amount beneficially owned by each reporting person: 0
10	Check if the aggregate amount in Row (9) excludes certain shares (see instructions): ☐
11	Percent of class represented by amount in Row (9): 0%
12	Type of reporting person (see instructions): PN

CUSIP No. 44925C 10 3
1	Names of reporting persons: I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY): LPE II Co-Investors, LLC
2	Check the appropriate box if a member of a group (see instructions): (a) ☐ (b) ☒
3	SEC use only:
4	Citizenship or place of organization: USA
Number of shares beneficially owned by each reporting person with	5	Sole voting power: 0
	6	Shared voting power: 0
	7	Sole dispositive power: 0
	8	Shared dispositive power: 0
9	Aggregate amount beneficially owned by each reporting person: 0
10	Check if the aggregate amount in Row (9) excludes certain shares (see instructions): ☐
11	Percent of class represented by amount in Row (9): 0%
12	Type of reporting person (see instructions): PN

Item 1.	(a)	Name of Issuer

ICF International, Inc.

	(b)	Address of Issuer’s Principal Executive Offices

9300 Lee Highway Fairfax, Virginia 22031

Item 2.	(a)	Name of Person Filing

This Schedule 13G/A is filed on behalf of each the following persons pursuant to Rule 13d-1(k) promulgated by the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Joel R. Jacks (“Jacks”),

Peter M. Schulte (“Schulte”),

Daniel Colon, Jr. (“Colon”),

Wesley Gaus (“Gaus”),

CM Equity Partners, L.P.,

CMEP Co-Investment ICF, L.P.,

CM Equity Partners II, L.P.,

CM Equity Partners II Co-Investors, L.P.,

CMLS GP, L.P.,

CMLS General Partner, LLC,

Lynx II GP, L.P.,

LPE II, LLC and

LPE II Co-Investors, LLC.

(collectively, the “Reporting Persons”).

The Reporting Persons may be deemed to constitute a “group” for purposes of Section 13(d)(3) of the Exchange Act. The Reporting Persons expressly disclaim that they have agreed to act as a group other than as described in this statement. Jacks and Schulte expressly disclaim beneficial ownership of securities not held directly except to the extent of their respective pecuniary interests therein.

	(b)	Address of Principal Business Office or, if none, Residence

The business address of each Reporting Person is 900 Third Avenue, 33rd Floor, New York, NY 10022.

	(c)	Citizenship

Each of Jacks, Schulte, Colon and Gaus is a citizen of the United States. Each of CM Equity Partners, L.P., CMEP Co-Investment ICF, L.P., CM Equity Partners II, L.P., CM Equity Partners II Co-Investors, L.P., CMLS GP, L.P. and Lynx II GP, L.P. is a Delaware limited partnership. Each of CMLS General Partner, LLC, LPE II, LLC and LPE II Co-Investors, LLC is a Delaware limited liability company.

	(d)	Title of Class of Securities

Common Stock, $0.001 par value per share (“Common Stock”).

	(e)	CUSIP Number

44925C 10 3

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

	(a)	☐ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

	(b)	☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

	(c)	☐ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

	(d)	☐ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

	(e)	☐ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

	(f)	☐ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

	(g)	☐ A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)	☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)	☐ Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership.

The Reporting Persons are filing this Amendment to disclose, as described below, that they now beneficially own in the aggregate less than 5% of the Common Stock. Unless otherwise stated, the information set forth in the original Schedule 13G and prior amendments remain accurate in all respects.

The responses of each of the Reporting Persons with respect to rows 5, 6, 7, 8, 9 and 11 of the cover pages to this Schedule 13G/A are incorporated herein by reference. The percent of the Common Stock shown as beneficially owned by each Reporting Person is based on 19,285,632 shares of Common Stock outstanding on March 1, 2010 as reported on the Issuer’s Form 10-K filed on March 11, 2010.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

As of April 6, 2010, the Reporting Persons are the beneficial owners of less than 5% of the Common Stock and therefore intend to make no further filings pursuant to Rule 13d-1 promulgated under the Securities Exchange Act of 1934 until such time as (if at all) the Reporting Persons’ beneficial ownership of the Common Stock rises to a level above 5%.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 8, 2010

JOEL R. JACKS

By:		/S/ JOEL R. JACKS
Name:		Joel R. Jacks

PETER M. SCHULTE

By:		/S/ PETER M. SCHULTE
Name:		Peter M. Schulte

DANIEL COLON, JR.

By:		/S/ DANIEL COLON, JR.
Name:		Daniel Colon, Jr.

WESLEY GAUS

By:		/S/ WESLEY GAUS
Name:		Wesley Gaus

CM EQUITY PARTNERS, L.P.

By:		CMLS GP, L.P.
its general partner

	By:	CMLS General Partner, LLC,
its general partner

By:		/S/ PETER M. SCHULTE
Peter M. Schulte, Managing Member

CMEP CO-INVESTMENT ICF, L.P.

By:		CMLS GP, L.P.
its general partner

	By:	CMLS General Partner, LLC,
its general partner

By:		/S/ PETER M. SCHULTE
Peter M. Schulte, Managing Member

CM EQUITY PARTNERS II, L.P.

By:		LYNX II GP, L.P.
its general partner

	By:	LPE II, LLC,
its general partner

By:		/S/ PETER M. SCHULTE
Peter M. Schulte, Managing Member

CM EQUITY PARTNERS II CO-INVESTORS, L.P.

By:		LPE II CO-INVESTORS, LLC
its general partner

By:		/S/ PETER M. SCHULTE
Peter M. Schulte, Managing Member

CMLS GP, L.P.

By:		CMLS General Partner, LLC,
its general partner

By:		/S/ PETER M. SCHULTE
Peter M. Schulte, Managing Member

CMLS GENERAL PARTNER, LLC

By:		/S/ PETER M. SCHULTE
Peter M. Schulte, Managing Member

LYNX II GP, L.P.

By:		LPE II, LLC,
its general partner

By:		/S/ PETER M. SCHULTE
Peter M. Schulte, Managing Member

LPE II, LLC

By:		/S/ PETER M. SCHULTE
Peter M. Schulte, Managing Member

LPE II CO-INVESTORS, LLC

By:		/S/ PETER M. SCHULTE
Peter M. Schulte, Managing Member

EXHIBIT INDEX

Exhibit Number	Description

99.1	Joint Filing Agreement (incorporated by reference to Exhibit 99.1 to Schedule 13G/A filed January 31, 2008)

99.2	Joint Filing Agreement for Colon and Gaus (incorporated by reference to Exhibit 99.2 to Schedule 13G/A filed November 26, 2008)

99.3	Joel R. Jacks Power of Attorney (incorporated by reference to Exhibit 99.2 to Schedule 13G filed February 13, 2007)

99.4	Peter M. Schulte Power of Attorney (incorporated by reference to Exhibit 99.3 to Schedule 13G filed February 13, 2007)

99.5	CM Equity Partners, L.P. Power of Attorney (incorporated by reference to Exhibit 99.4 to Schedule 13G filed February 13, 2007)

99.6	CMEP Co-Investment ICF, L.P. Power of Attorney (incorporated by reference to Exhibit 99.5 to Schedule 13G filed February 13, 2007)

99.7	CM Equity Partners II, L.P. Power of Attorney (incorporated by reference to Exhibit 99.6 to Schedule 13G filed February 13, 2007)

99.8	CM Equity Partners II Co-Investors, L.P. Power of Attorney (incorporated by reference to Exhibit 99.7 to Schedule 13G filed February 13, 2007)

99.9	CMLS GP, L.P. Power of Attorney (incorporated by reference to Exhibit 99.8 to Schedule 13G filed February 13, 2007)

99.10	CMLS General Partner, LLC Power of Attorney (incorporated by reference to Exhibit 99.9 to Schedule 13G filed February 13, 2007)

99.11	Lynx II GP, L.P. Power of Attorney (incorporated by reference to Exhibit 99.10 to Schedule 13G filed February 13, 2007)

99.12	LPE II, LLC Power of Attorney (incorporated by reference to Exhibit 99.11 to Schedule 13G filed February 13, 2007)

99.13	LPE II Co-Investors, LLC Power of Attorney (incorporated by reference to Exhibit 99.12 to Schedule 13G filed February 13, 2007)

99.14	Daniel Colon, Jr. Power of Attorney (incorporated by reference to Exhibit 99.14 to Schedule 13G/A filed November 26, 2008)

99.15	Wesley Gaus Power of Attorney (incorporated by reference to Exhibit 99.15 to Schedule 13G/A filed November 26, 2008)